Exhibit 10.3
April 9, 2007
Mr. Dane Saglio
Chief Financial Officer
EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD 20850
Dear Dane,
The Compensation Committee has approved a one-year extension of your Employment Agreement (the “Agreement”) for the period commencing July 1, 2007 through June 30, 2008.
All other terms of your Agreement remain in effect.
Please acknowledge your acceptance of the one-year extension by countersigning in the space below. This amendment to the Agreement will be effective on the date of your signature.
I look forward to continuing working with you.

Sincerely,
/s/ James S. Burns
James S. Burns
President & CEO
Agreed to and Accepted as of the 16th day of April, 2007:

/s/ Dane R. Saglio
Dane R. Saglio